Exhibit 99.1

P R E S S R E L E A S E
SYNTHESIS ENERGY SYSTEMS, INC. ANNOUNCES FINANCIAL RESULTS FOR
THE SECOND QUARTER OF FISCAL 2011
— Reports Improved Operating Performance —
HOUSTON, February 8, 2011 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, today announced financial results and improved operating performance for the second quarter of fiscal 2011 ended December 31, 2010.
“We continue to make progress in our operating performance and in our licensing business,” stated Robert Rigdon, President and CEO. “Our licensing business is being bolstered by technology advancements that we have demonstrated on a commercial scale at our Zaozhuang (ZZ) joint venture plant in China. Our partners, customers and licensees, as well as other groups we’re talking to in China and other emerging markets, are taking note of the significant competitive advantages of our technology, including reduced emissions and improved margins.”
Second Quarter 2011 Financial Results (Unaudited)
Total revenue increased $0.3 million for the three months ended December 31, 2010, to $2.9 million, versus $2.6 million for the three months ended December 31, 2009.
Product sales from the Company’s ZZ joint venture plant increased to $2.6 million for the three months ended December 31, 2010, compared to $2.5 million for the three months ended December 31, 2009. For the three month periods ended December 31, 2010 and 2009, the plant operated for 73% and 83% of the time, respectively. For both of the three month periods ended December 31, 2010 and 2009, the plant’s availability for production was 97%.
Technology licensing and related services revenues for the three months ended December 31, 2010 were $0.3 million, reflecting the value of the coal contributed by Ambre Energy in exchange for testing of the coal at the ZZ joint venture plant. There were no technology licensing and related services revenues for the three month ended December 31, 2009.
There were no other revenues for the three months ended December 31, 2010. There were $0.1 million of other revenues for the three months ended December 31, 2009, related to a sponsorship grant pertaining to lignite testing at the ZZ joint venture plant.
The Company reduced its operating loss for the second quarter of fiscal 2011 to $3.5 million, a decrease from the $11.1 million reported in the second quarter of fiscal 2010. The $7.6 million improvement was primarily due to a $6.6 million asset impairment loss recorded in the prior year second fiscal quarter related to our Golden Concord joint venture project, an improved operating margin at the ZZ joint venture plant, and lower project and technical development and stock-based compensation expenses. These items were partially offset by an increase in G&A expenses resulting from new business development activities.

The net loss attributable to stockholders for the second quarter of fiscal 2011 declined to $3.6 million, or $0.07 per share, versus a net loss of $8.2 million, or $0.17 per share, for the prior year’s second quarter.
At December 31, 2010, the Company had cash and cash equivalents of $34.2 million and working capital of $31.1 million.
Corporate Highlights
•
Added William E. Preston as Senior Vice President of Global Business Development and Licensing, replacing Don Bunnell, a founder of the Company, who is leaving to pursue other long-standing interests. Mr. Bunnell will remain a shareholder and director of the Company and also serve as a consultant following his departure at the end of February,

•
Successfully developed and implemented the fines management system (“FMS”), a new technology modification, to the U-GAS® system at the ZZ joint venture plant. This modification increases gasification efficiency thereby increasing the utilization of low rank coal to more than 99% and reducing the cost of syngas production of some coals by up to 7%,

•	Presented results of the FMS operation at the Gasification Technologies Conference in Washington, DC, and
•
In collaboration with Ambre Energy of Australia, the Company demonstrated excellent results at its ZZ joint venture plant gasifying approximately 3,000 tons of Ambre’s low-to-medium rank, high ash content coal.

•	Coal conversions of over 98% were achieved,
•	We are moving into the license negotiation stage for Ambre’s planned CTG project in Australia utilizing the U-GAS® coal gasification technology,
•	Advanced business development discussions in China, India, and other emerging markets.
Conference Call Information
Senior management will hold a conference call to review the Company’s financial results for this period and provide an update on corporate developments today at 4:30 p.m. Eastern Time.
To access the live webcast, please log on to the Company’s Web site at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live conference call by dialing (800) 860-2442 and international callers should dial (412) 858-4600. An archived version of the webcast will be available on the SES Web site through March 8, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through Tuesday, March 8, 2011. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 447750#.

About Synthesis Energy Systems, Inc.
SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol and the sufficiency of internal controls and procedures. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com
- TABLES FOLLOW -

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Product sales and other — related parties	$2,579	$2,461	$3,997	$4,697
Technology licensing and related services	302	—	506	65
Other	—	146	—	146

Total revenue	2,881	2,607	4,503	4,908

Costs and Expenses:
Costs of sales and plant operating expenses	2,564	2,609	3,870	4,346
General and administrative expenses	3,131	2,922	6,318	6,005
Project and technical development expenses	44	535	129	1,555
Asset impairment losses	—	6,575	—	6,575
Stock-based compensation expense	37	366	264	964
Depreciation and amortization	650	720	1,330	1,442

Total costs and expenses	6,426	13,727	11,911	20,887

Operating loss	(3,545)	(11,120)	(7,408)	(15,979)

Non-operating (income) expense:
Equity in losses of Yima joint ventures	172	50	226	50
Foreign currency gains	(242)	(1)	(497)	(1)
Interest income	(51)	(13)	(91)	(52)
Interest expense	170	164	316	344

Net loss	(3,594)	(11,320)	(7,362)	(16,320)
Less: net loss attributable to noncontrolling interests	33	3,121	59	3,543

Net loss attributable to stockholders	$(3,561)	$(8,199)	$(7,303)	$(12,777)

Net loss per share:
Basic and diluted	$(0.07)	$(0.17)	$(0.15)	$(0.27)

Weighted average common shares outstanding:
Basic and diluted	48,429	48,183	48,390	48,183

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	June 30,
	2010	2010
ASSETS

Current assets:
Cash and cash equivalents	$34,174	$42,573
Accounts receivable	2,554	2,672
Prepaid expenses and other currents assets	1,393	1,875
Inventory	1,037	983

Total current assets	39,158	48,103
Construction-in-progress	427	565
Property, plant and equipment, net	35,067	35,316
Intangible asset, net	1,256	1,272
Investment in Yima joint ventures	32,932	32,430
Other long-term assets	3,011	2,895

Total assets	$111,851	$120,581

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$5,244	$7,008
Deferred revenue	497	522
Current portion of long-term bank loan	2,325	2,268

Total current liabilities	8,066	9,798
Long-term bank loan	5,753	6,744

Total liabilities	13,819	16,542

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 48,429 and 48,337 shares issued and outstanding, respectively	484	483
Additional paid-in capital	199,030	198,720
Deficit accumulated during development stage	(103,752)	(96,449)
Accumulated other comprehensive income	2,880	1,836

Total stockholders’ equity	98,642	104,590
Noncontrolling interests in subsidiaries	(610)	(551)

Total equity	98,032	104,039

Total liabilities and equity	$111,851	$120,581